FOR IMMEDIATE RELEASE	CONTACT:
Kevin L. Barnett
(614) 870-5603

CORE MOLDING TECHNOLOGIES ANNOUNCES CFO TRANSITION

COLUMBUS, Ohio - June 6, 2013 - Core Molding Technologies, Inc. (NYSE MKT: CMT) announced today that it has begun efforts to replace its Chief Financial Officer, Herman F. Dick, Jr., who informed the Company of his intention to leave his current position in the next few months in order to join the ministry. Dick joined the Company in 1999 and has been Core's Chief Financial Officer since 2002.

“I have been blessed to have been a part of this Company for nearly 14 years and have every confidence in the ability of this team to continue to succeed. I will miss the hardworking and dedicated folks who made my time here so personally rewarding,” Dick said.

“We are grateful for the many contributions Herman has made over the years and will miss his leadership, his experience and his friendship,” said Kevin L. Barnett, President and Chief Executive Officer. “All of us at Core wish him the very best as he pursues his calling to full-time ministry,” said Barnett.

The Company's efforts to replace its Chief Financial Officer will include both internal and external candidates as part of its succession plan.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon three major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2012 Annual Report to Shareholders on Form 10-K.